Exhibit 99.2

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

Operator:	Good day everyone and welcome to the D&E Communications, Inc. Second Quarter 2009 Earnings Results Conference Call. Today’s call is being recorded. At this time I would like to turn the conference over to Thomas Morell. Please go ahead, sir.

Tom:	Thank you, Shanna. Good morning everyone and welcome to our call to discuss the 2009 second quarter results for D&E Communications which were released yesterday. We plan to file our quarterly report on Form 10Q with the United States Securities and Exchange Commission later today. Joining me on today’s call is Jim Morozzi, President and Chief Executive Officer of D&E.

During this call, we will be making certain forward-looking statements regarding among other things our business strategy, our prospects, and our financial position. These forward-looking statements are inherently subject to risks, uncertainties and assumptions about D&E and our subsidiaries. Important factors that could cause actual results to differ materially from the forward-looking statements made herein are set forth in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this presentation we use the operating measure adjusted EBITDA. Adjusted EBITDA is a non-GAAP operating measure under Regulation G of the Securities and Exchange Commission. Operating income or loss and net income or loss attributable to common shareholders are reconciled to adjusted EBITDA for the 3 and 6 month periods ended June 30, 2009 and June 30, 2008 respectively on the slides entitled Reconciliation of Adjusted EBITDA to Operating Income or Loss and Reconciliation of Adjusted EBITDA to Net Income or Loss Attributable to Common Shareholders. The slides have been posted on our website at www.DECommunications.com.

I will now turn the call over to Jim for his comments.

Jim:	Good morning and welcome, ladies and gentlemen and thank you for joining our call today. My remarks this morning will be regarding our second quarter 2009 results and our recently announced merger with Windstream Corporation.

On May 11th, we announced we have entered into an agreement and plan of merger with Windstream Corporation of Little Rock, Arkansas. Under the terms of the merger agreement, at the effective time of the merger each share of D&E common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive 0.65 shares of common stock of Windstream and $5 in cash. Based on the closing price of Windstream stock on May 8, 2009 of $9.05, the merger consideration to be

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

received by D&E shareholders is valued at $10.88 per share. This represents a premium of approximately 61 percent over D&E’s closing share price of $6.75 on May 8, 2009, the last trading day prior to the merger announcement and a premium of approximately 88 percent over D&E’s average closing share price during the past 30 calendar days prior to the merger announcement.

In addition, based on the exchange ratio of 0.65 shares of Windstream stock for every share of D&E Communications common stock, D&E shareholders will receive an effective annual dividend of $0.65 per share assuming Windstream maintains its current $1 per share annual dividend. This represents a 30 percent increase in dividend payment to D&E shareholders.

This difficult decision was made after thorough and careful consideration by our Board of Directors of all the strategic alternatives and the board determined that this merger is in the best interests of our shareholders, customers and employees. The merger is subject to shareholder and regulatory approvals and I’ll speak to those approvals in a moment.

Our economy is still in the midst of a recession although some segments are seeing signs of improvement. The environment that we are operating in is very challenging and we see both positive and negative trends. We continue to lose RLEC access lines but we are encouraged by the growth in our broadband and data service revenues.

I’ll start by reviewing our overall financial performance and then spend a few minutes discussing the status of our pending merger with Windstream. Tom Morell, our Chief Financial Officer, will provide more financial details in his comments.

For the second quarter of 2009, the company reported operating income of $1.7 million compared to an operating loss of $18.1 million in the second quarter of 2008. Net loss attributable to common shareholders for the second quarter of 2009 was $0.2 million or $0.02 per share compared to a net loss of $11.9 million or $0.82 per share for the same period last year.

Total consolidated revenue was $35.8 million for the quarter versus $37.5 million for the second quarter of 2008. The second quarter of 2009 was negatively impacted by a $5.5 million non-cash franchise intangible asset impairment charge as a result of the company’s annual test for impairment of goodwill and intangible assets as of April 30, 2009. In the second quarter of 2008 we recorded a $26.2 million impairment charge. Additionally, we recorded $835,000 of merger-related costs in the second quarter of this year compared to none in 2008. Excluding merger-related costs and the non-cash franchise intangible asset impairment, net income attributable to common shareholders would have been $3.4 million for the second quarter of 2009.

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

At this point, I’d like to provide a brief synopsis of some of the key drivers affecting our business. Broadband, DSL and IP data services continue to grow. Since the end of the second quarter of last year we have added 4,117 DSL and IP internet subscribers which represents a growth rate of 10.3 percent. With over 44,000 DSL and high speed internet subscribers, our penetration rate as a percent of total RLEC plus CLEC access lines has increased from 23.6 percent at June 30, 2008 to 27 percent at June 30, 2009.

We have also been very successful in moving customers up to higher bandwidth speeds. The number of customers upgrading to higher speeds increased over 28 percent in the second quarter of this year compared to the second quarter of last year. We now have 77 percent of our DSL and high speed internet subscribers at speeds of 1.5 megabits per second or greater.

Our traditional CLEC lines grew by 438, showing modest growth of approximately one percent over the same period. As I’ve mentioned in the past, that metric alone does not fully represent business customers’ purchasing behavior. We continue to have success selling our data products such as metro ethernet and IP VPN solutions, which are not reflected in traditional access line counts. Revenue from our RLEC and CLEC associated with private lines, dedicated circuits, ethernet and IP VPN services are up in the second quarter of 2009 by approximately $246,000 or 6 percent compared to the same quarter last year. We continue to experience RLEC access line losses.

At the end of the second quarter we lost 6,366 RLEC access lines from the end of the second quarter of last year. This translates to a line loss rate of 5.2 percent. This is an increase from the 4.6 percent rate that we were experiencing at the end of the first quarter. Unfortunately, this appears to be the trend in our industry. Our line losses, however, continue to compare favorably to peer companies. Success in selling bundled services to our customers contributes to these lower than average line losses.

We continue to emphasize convenience and value for our customers with service bundles. In the second quarter we added 4,456 bundled services, a 34.1 percent increase for the quarter. Comparing the second quarter to the first quarter of the year, we more than doubled the number of bundles that were sold to customers. As I mentioned last quarter, this continues to be an important tool to help mitigate churn and line loss.

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

Our systems integration segment continues to deal with the slowdown in our economy. Revenues for the second quarter were down $249,000 from the prior year and operating income or loss swung from essentially breakeven in the second quarter of 2008 to a $100,000 loss this quarter. The systems integration segment provides professional IT data services, network design and monitoring services to business customers. As a result of the difficult economic climate, many business customers are being very cautious regarding their IT expenditures. We’ve taken the necessary steps to ensure that losses in this segment will be kept to a minimum during this slow cycle in the economy.

One operational note that I’d like to point out is that the company has reached an agreement with its employees represented by IBEW Local 1671. The employees have ratified a new three-year labor contract that will be in effect until July, 2012. The new contract calls for discontinuation of future benefit accruals under the union pension plan effective January 1, 2010. This is similar to the changes made to the company’s non-union pension plan earlier this year.

At this point I’d like to turn it over to Tom Morell for further financial detail.

Tom:	Thanks, Jim. Consolidated operating revenues for the quarter ended June 30, 2009 were $35.8 million, a decrease of $1.7 million or 4.5 percent from the second quarter of last year, primarily due to a decline in wireline segment operating revenues of $1.5 million. Quarterly operating expenses were $34.1 million, a decrease of $21.5 million or 38.7 percent from the $55.6 million recorded in the same period of 2008, due mainly to the decrease in wireline’s non-cash intangible asset impairment of $20.7 million from the amount recorded in the second quarter of 2008. Accordingly, consolidated operating income was $1.7 million for the second quarter of 2009, an increase of $19.8 million over the operating loss of $18.1 million in the second quarter of 2008. I will discuss the impairment in more detail in just a moment.

Other income expense was a net expense of $2.7 million in the second quarter of 2009 compared to a net expense of $2.8 million for the same period in 2008. Interest expense decreased to $2.8 million in the second quarter of 2009 compared to $3 million in the same period 2008 as a result of reductions in long-term debt and a slight decline in short-term interest rates. Our average interest on our total long-term debt excluding capital leases declined from 6.1 percent at June 30, 2008 to 5.85 percent at June 30, 2009.

The $1.5 million reduction in wireline operating revenues includes a decline in local telephone service revenue of $418,000, primarily due to a decline in RLEC access lines. Network access revenues declined approximately $703,000, primarily due to lower subscriber line charges of $172,000, a revenue decrease of approximately $323,000 due to a change in the routing of long distance calls and a decrease in revenues of approximately $200,000 due to lower minutes of use. Long distance toll revenues decreased $142,000, primarily due to a reduction in

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

the average rate per minute of use. But that decline was partially offset by an increase in long distance circuit revenue of $44,000 due to growth in transparent LAN service revenue. Communication services revenue experienced a slight decline during the second quarter 2009 compared to the same period in 2008, primarily from a decline in universal service fees billed to DSL customers, offset by the additional DSL high speed internet revenue attributable to subscriber growth. Other revenues declined $167,000 due to work performed on data cabling projects in the second quarter of 2008 that did not recur during the second quarter of 2009.

The wireline segment accounted for $21.3 million of the $21.5 million reduction in operating expenses in the second quarter of 2009 compared to the second quarter of 2008. Intangible asset impairment expense decreased $20.7 million. Depreciation and amortization expense decreased $379,000 which is net of an increase of $297,000 in amortization of the franchise intangible asset which we initiated during the second quarter. Other reductions in operating expenses include a decline in network access expense of $450,000, primarily due to a change in the routing of long distance calls and a decrease in universal service fund expenses of $203,000 as a result of lower access lines and a reduction in universal service fees assessed on DSL services.

Our systems integration segment recorded negative adjusted EBITDA of $78,000 during the second quarter of 2009, a decline of $128,000 from the positive $50,000 adjusted EBITDA recorded in the second quarter of 2008 mainly due to the expiration of a customer contract in December, 2008.

We completed our annual impairment evaluation of goodwill and intangible assets as of April 30, 2009 in conjunction with the preparation of our Form 10Q for the quarter ended June 30, 2009. Based on the results of the evaluation a non-cash franchise asset impairment charge of $5.5 million or $3.2 million after tax was recognized for the three months ended June 30, 2009.

The 2009 impairment charge was primarily the result of an increase in the discount rate assumption from 9.75 percent to 12.65 percent which was the rate used in the company’s discounted cash flow model to determine fair value of the franchise intangible asset. Due to the proximity of the annual impairment assessment to the merger announcement, the discount rate assumption is based on, in addition to a number of other assumptions, estimates made by the company of cash flows that could be generated by a market participant.

We evaluated various factors including the effect of increasing competition, estimated declines in customer demand, lower prices due to bundled plan discounts and the projected decline in future cash flows attributable to the franchise assets and concluded that circumstances no longer support an indefinite

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

useful life on the franchise assets. So effective May 1, 2009, we prospectively changed the estimated useful life of our franchise intangible assets from indefinite lives to 25 years calculated on a straight line basis over the estimated average remaining period that the franchise assets are expected to contribute to operating cash flows. We estimate an increase in amortization expense of $1.1 million in the last six months of 2009 compared to the same period of 2008 due to this change.

Other items affecting future results: The Pennsylvania Public Utility Commission approved various local service rate increases for two of our three RLECs which became effective July 1, 2009. The new rates are estimated to increase quarterly revenue by approximately $262,000. In July, 2009, we entered into a three year agreement for the publication of three of our four directories, beginning in the fourth quarter of 2009 for two of the directories and beginning in the first quarter of 2010 for one directory. Our directory revenue when compared to 2009 directory revenue will decline approximately $363,000 in 2010 with further reductions of approximately $134,000 in 2011 and $259,000 in 2012 as a result of the new agreement. Our directory expense will not change as a result of this agreement.

In connection with the merger that we’ve been discussing, we paid $835,000 in costs through June 30, 2009. We estimate that we will pay additional transaction fees and expenses of approximately $3 to 3.5 million in the aggregate for financial advisory, legal, accounting, proxy solicitation, tax and other advisory services, most of which is conditioned upon the closing of the merger. Additionally, upon completion of the merger all performance restricted shares and stock options will become fully vested and earned. As a result, we estimate that we will recognize stock compensation expense of approximately $624,000 at the close of the merger.

As part of the agreement with the IBEW Local 1671 that Jim mentioned a little bit earlier, the company has offered a one-time payment to all union employees, similar to the offer it made to non-union employees earlier in the year who are or will be eligible for unreduced retirement benefits by December 31, 2009 and who will elect to retire by December 31, 2009. An eligible person must provide written notification to the company as to his or her election to retire no later than October 31, 2009 in order to receive the payment.

The company estimates if all of the employees eligible for the payment elect to retire it would incur one-time costs for the retirement payment of approximately $264,000 in 2009 and if none of the employees are replaced that wages and payroll-related taxes would decline by approximately $935,000 on an annual basis beginning in 2010. We currently do not know how many if any of the eligible participants will elect to retire and we therefore are unable to determine the one-time costs associated with offering or the potential ongoing annual savings that may result from the potential reduction in personnel.

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

Regarding cash and cash flows, net cash provided by operating activities was $12.1 million for the six months ended June 30, 2009 compared to $13.8 million for the six months ended June 30, 2008. Contributing to this reduction of $1.7 million were first changes in the defined benefit pension plans which included contributions of $11.7 million in the first half of 2009 compared to $2.8 million in contributions made in the first half of 2008 and second, changes in prepaid expenses which included the net receipt of cash of $1.5 million resulting from a federal income tax refund of $4.4 million in the first quarter of 2009 and a federal tax payment of $2.9 million in the second quarter of this year compared to federal tax payments of $6.8 million made during the first half of 2008.

We contributed $1.6 million to our pension plans during the second quarter of 2009 which as I mentioned brings total contributions to the plans for the six months ended June 30, 2009 to $11.7 million. We continue to estimate that we will contribute $14.3 million to our pension in fiscal year 2009 and as a result we anticipate the cash contributions to the pension plan will be $2.6 million in the second half of 2009.

During the second quarter we spent approximately $5.8 million on capital expenditures, which brings total capital expenditures for the six months ended June 30, 2009 to $10.8 million. We do not expect capital expenditures to continue at this level in the second half of the year. However, during the second quarter of 2009 we entered into a four year contract with a customer for co-location services that will require us to expand our existing co-location facility. As a result, we have increased our capital budget from $18 million to $19.5 million for fiscal year 2009.

We are in compliance with the covenants in our credit facility. The indebtedness to capitalization ratio decreased from 53.8 percent at March 31, 2009 to 53.7 percent at the end of the second quarter of 2009. Additionally, we ended the quarter with a leverage ratio as defined in our credit facility of 2.91 times.

Finally, we want to update you on the company’s stock repurchase program that was authorized by our board on August 7, 2008. During the second quarter of 2009 we spent approximately $274,000 repurchasing shares of our common stock, all of which occurred prior to the merger announcement. Since the authorization date and through June 30, 2009, the company has spent approximately $1.7 million repurchasing approximately 252,000 common shares at an average price of $6.67. Under the terms of the merger agreement with Windstream Corporation we have agreed not to repurchase any of our common stock without their consent.

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

I will now turn it back to Jim for a few additional comments.

Jim:	Thanks, Tom. I’d like to give you just a quick update as to where we stand today with all of the regulatory approvals that are necessary to finalize the merger. First, our filing with the Federal Communications Commission to approve the merger was made on May 22nd. There were no interveners in the proceeding and the FCC approved the merger on July 31, 2009. Second, our Hart-Scott-Rodino filing with the Federal Trade Commission and Department of Justice was made on June 1, 2009. Early termination of the waiting period was granted on June 5, 2009.

Third, our filing with Pennsylvania PUC to approve the merger was made on May 21st. The Office of the Consumer Advocate, the Office of the Small Business Advocate and the Broadband Cable Association of Pennsylvania have filed as interveners in the proceeding. The Office of the Trial Staff is a party to the proceeding as well. D&E and Windstream are in the process of responding to interrogatories from the various interveners.

Fourth, the registration statement on Form S4 was filed with the Securities and Exchange Commission on June 4th. We anticipate updating the registration statement as a result of D&E and Windstream reporting results and filing their Form 10Qs for the second quarter of 2009 and that the registration statement will become effective in approximately one week. We expect to mail the proxy prospectus statement to our shareholders within ten business days and we have set a tentative date of September 24, 2009 for a special shareholders meeting to approve the merger.

To wrap up, I’d like to convey how we’re operating the business during this transition period. To put it very succinctly, we’re operating the business with the same financial discipline and attention to customer service as we always have. Our entire team is focused on delivering the same quality of service that we have delivered in the past. We continue to look for opportunities to improve the business such as increased broadband subscribers, metro Ethernet, and IP VPN services as well as expanding our CLEC penetration.

We’ll not take our eye off the ball during this transition period. We’re proud of our company and the team that we’ve developed here at D&E and we look forward to completing the transition and integration process with Windstream.

This concludes our remarks for this morning and I’d like to take this time now to open up the call to any questions you may have.

Operator:	Thank you. If you would like to ask a question today, please press star one on your touchtone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once

D&E Communications, Inc.

Second Quarter 2009 Earnings Results Conference Call

August 6, 2009

again, that’s star one to signal for a question and we’ll pause for just a moment. Once again, that’s star one to signal for a question; star one. And as a final reminder, star one to signal for a question. And with no questions in the queue, I’d like to turn the conference back over to Mr. Morell for any additional or closing remarks.

Tom:	Well, thank you again, Shanna and I appreciate your assistance with the call. Jim and I would like to thank all of you for participation on the call this morning and we certainly hope that you have a good enjoyable rest of the day. Thanks again very much. Have a good rest of the day. Take care and goodbye.

Operator:	Once again, that does conclude today’s conference. We thank you for your participation.

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